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                                                                      EXHIBIT 12

                          INDEPENDENT BANK CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




                                        September 30,                           December 31,
                                      1996        1995      1995      1994         1993        1992     1991
                                   ---------------------------------------------------------------------------
Net income                            5,819      4,987      6,810      6,031        5,606      5,109    4,018

Federal income tax expense            2,466      1,948      2,700      2,329        2,165      2,020    1,619

Extraordinary item                        0          0          0          0            0          0       85

Less:  Interest capitalized               0          0          0          0            0          0        0

                                   ---------------------------------------------------------------------------
                                      8,285      6,935      9,510      8,360        7,771      7,129    5,722
                                   ---------------------------------------------------------------------------

Fixed charges:

    Interest                         17,548     12,881     17,900     12,585       12,305     15,150   20,538

  Amortization of debt discount
   and expense                            0          0          0          0            0          0        0

  Portion of rents considered
   to represent an interest
   factor                                 0          0          0          0            0          0        0

                                   -----------------------------------------------------------------------------
                                     17,548     12,881     17,900     12,585       12,305     15,150   20,538
                                   -----------------------------------------------------------------------------

Less:  Interest on deposits          11,598      9,193     12,470     11,092       12,027     14,856   19,918

                                   -----------------------------------------------------------------------------
                                      5,950      3,688      5,430      1,493          278        294      620
                                   -----------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges
  Including interest on deposits       1.47       1.54       1.53       1.66         1.63       1.47     1.28
  Excluding interest on deposits       2.39       2.88       2.75       6.60        28.95      25.25    10.23

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